Exhibit 10.4

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the “Amendment”), dated February 22, 2016, for references purposes only, is made and entered into by and between Nassau Land Company, L.P., a California limited partnership (the "Landlord"), and Appfolio, Inc., a Delaware corporation (the "Tenant"), with reference to the following facts:

RECITALS:
A.    Landlord is the owner of the real property and improvements consisting of approximately 35,939 square feet of leasable space located in the Castilian Technical Center situated at 90 Castilian Drive, Goleta, California (the “Project”).
B.    Landlord and Tenant entered into a Multi-Tenant Industrial Lease dated February 17, 2015 (the “Original Lease”), whereby Landlord leased to Tenant, and Tenant leased from Landlord, a total of approximately 18,635 square feet of leasable space located within the Project and commonly known as 90 Castilian Drive, Suites 200 and 210, Goleta, California.
C.    Landlord and Tenant entered into a written First Amendment to Lease (the “First Amendment”) dated August 17, 2015 expanding the Premises to include Suite 120 consisting of approximately 7,855 square feet of leasable space thereby increasing the total leased Premises to 26,490 square feet of leasable space (the “Existing Premises”).
D.    The Original Lease and the First Amendment shall collectively be referred to herein as the “Lease.”
E.    Tenant has exercised its Expansion Right, as more particularly described in Section K.3 of Exhibit K to the Original Lease, and Landlord and Tenant wish to amend the leased Premises to include space on the first (1st) floor of the Building located at 90 Castilian Drive commonly known as Suite 110, consisting of approximately 9,449 leasable square feet (the “Specific Expansion Space”), and to address other matters, including, without limitation, changes to the amount of Rent.
F.    The parties have agreed to execute this Amendment in order to memorialize their understandings regarding certain amendments to the Lease.
G.    All capitalized terms that appear in this Amendment and are not defined herein shall have the meaning ascribed thereto in the Lease.

AGREEMENTS:

NOW THEREFORE, the parties hereto, intended to be legally bound, do hereby agree and further amend the Lease as follows:

1.    AMENDMENTS TO LEASE. Notwithstanding any other provisions of the Lease to the contrary, effective as of the date set forth above, the Lease is hereby amended as follows:
1.Under the terms and conditions set forth in Section K.3 of Exhibit K to the Original Lease, Landlord shall deliver the Specific Expansion Space to Tenant, vacant and ready for any Tenant improvement work, on January 1, 2016 (the “Expansion Delivery Date”).

1.2    Premises. Effective as of the Expansion Delivery Date, the Specific Expansion Space shall be part of the Premises under this Lease (so that the term “Premises” in this Lease shall refer to the Existing Premises plus the Specific Expansion Space) and the Leased Premises shall consist of a total of 35,939 leasable square feet.
1.3    Minimum Monthly Rent - Suite 110. Effective ninety (90) days following the Expansion Delivery Date (April 1, 2016), the Minimum Monthly Rent for Suite 110 shall be $1.45 per square foot per month on the total square footage of Suite 110 (9,449 sf) payable in monthly installments of $13,701.05.
1.4    Operating Expenses.    Effective April 1, 2016, Tenant’s Share of the Common Area Expenses shall initially be one hundred percent (100%).
1.5    Security Deposit.    Effective on the Expansion Delivery Date, Tenant’s Security Deposit shall be increased by $13,701.05 from $38,410.50, for a total Security Deposit of $52,111.55.
1.6    Parking.    Effective on the Expansion Delivery Date, Tenant shall be entitled to use an additional thirty-one (31) parking spaces in the parking area of the Project in accordance with the terms of the Original Lease.
1.7    Preparation of Specific Expansion Space.    The Specific Expansion Space shall be leased to Tenant in its “as-is” condition, except that Landlord shall, at its sole cost and expense prior to the Expansion Delivery Date: (i) complete any necessary repairs and/or replacements for all existing HVAC units, per an HVAC report provided by Pacific Climate Control; (ii) deliver the Specific Expansion Space(s) free of any furniture, fixtures, equipment, inventory or signage and in broom clean condition, free from debris with all Building systems in good working order; (iii) provide Tenant up to $2,000 of space planning services with PK architecture for the Specific Expansion suite being added; and (iv) provide Tenant with an additional one-time Tenant Improvement Allowance, under the same terms and conditions set forth in Exhibit B of the Original Lease, in an amount not to exceed $25 per square foot of the Specific Expansion Space ($236,225.00) to be used for interior improvements. If Tenant does not utilize this additional Tenant Improvement Allowance by December 31, 2017, the Tenant Improvement Allowance for the applicable suite shall be null and void and Tenant shall forever lose its right to utilize said allowance.
2.    MISCELLANEOUS.
2.1    In the event of any conflict between the terms of this Amendment and the terms of the Original Lease, the terms of this Amendment shall control.
2.2    This Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.
2.3    Landlord and Tenant represent and warrant that all signatories hereto signing in a representative capacity have been duly authorized by and on behalf of their respective principals to execute this Amendment.
2.4    All remaining terms and provisions of the Lease shall remain unchanged and in full force and effect.

AGREED THIS 25th day of February 2016.

LANDLORD:                        TENANT:

NASSAU LAND COMPANY, L.P.            APPFOLIO, INC.,
a California limited partnership            a Delaware corporation

By: Michael Towbes Construction &
Development, Inc., a California corporation
Its: General Partner
By:____/s/ Brian Donahoo____________
                             Brian Donahoo, President and CEO
By:__ /s/ Craig Zimmerman_______

Its:____Vice President___________        By:___/s/ Brett Little_________________
Brett Little, VP Finance